Exhibit 7(f)

March 15, 2022

VIA CERTIFIED MAIL, RETURN RECEIPT REQUESTED

VIA EMAIL TO KBROWN@MYREPUBLICBANK.COM

Vernon W. Hill, II

Chairman, Board of Directors

Republic First Bancorp, Inc.

Two Liberty Place

50 South 16th Street, Suite 2400

Philadelphia, Pennsylvania 19102

Attn: Kemma Brown, Corporate Secretary

Re:	Demand to Investigate and Bring Claims Against Certain Officers and Directors

Dear Mr. Hill:

George E. Norcross, III, Gregory B. Braca, and Philip A. Norcross (the “Demanding Shareholders”) submit this letter in their capacity as current shareholders of Republic First Bancorp, Inc. (“Republic First” or the “Company”). One of the Demanding Shareholders has been a shareholder of the Company continuously since November 16, 2021 (and the others have been shareholders continuously since at least January 26, 2022). Attached as Exhibit “A” is evidence of the Demanding Shareholders’ continuous ownership of shares of the Company’s common stock from November 16, 2021 to the present.

Pursuant to Pennsylvania law, Demanding Shareholders write to demand that the Company’s Board of Directors (the “Board”) appoint a special committee of independent, disinterested parties (an “SLC”) with full corporate authority to investigate and, if appropriate, take action to remedy breaches of fiduciary duty, corporate waste, unjust enrichment and other misconduct committed by certain current directors of the Company, including you (“Hill”), Theodore J. Flocco, Jr. (“Flocco”), Brian Tierney (“Tierney”), and Barry Spevak (“Spevak”), together with all other directors, officers and employees of the Company who participated in the misconduct described below (the “Culpable Parties”).1 The SLC should bring claims and assert all appropriate causes of action on behalf of the Company against the Culpable Parties, for the reasons discussed more fully below.

[1]	Hill, Flocco, Tierney and Spevak will be referred to collectively herein as the “Culpable Directors.”

I.	Factual Background Giving Rise to Claims Against the Culpable Parties

A.	The Background of the Company

Republic First is a corporation, incorporated under the laws of the Commonwealth of Pennsylvania in 1987, with its principal executive offices located in Two Liberty Place, in Philadelphia, Pennsylvania. Republic First is the holding company for Republic First Bank (“Republic Bank”).

Republic Bank operates through offices and branches in Philadelphia, Bucks, Delaware, and Montgomery Counties in Pennsylvania; Atlantic, Burlington, Camden, and Gloucester Counties in New Jersey; and New York County in New York.

B.	The Concerned Directors Alert Shareholders to Improper Conduct by the Culpable Directors

As the Board is aware, on March 4, 2022, four of its members (namely, Andrew B. Cohen, Lisa Jacobs, Harry Madonna and Harris Wildstein—collectively, the “Concerned Directors”) issued a press release (the “Press Release”) in which they warned shareholders that the other members of the Board — namely, the Culpable Directors — were not independent and were engaged in efforts to entrench Hill and to cause the Company to pursue related party transactions for the benefit of Hill and management aligned with him. The Culpable Directors have fiduciary duties to the Company, not to Hill.

The Press Release was captioned “CONCERNED REPUBLIC FIRST BANCORP DIRECTORS OPPOSE POTENTIAL HARMFUL ACTIONS BY OTHER COMPANY BOARD MEMBERS / Urge Certain Directors Not to Pursue Self-Dealing Transactions / Approval of Executive Compensation Agreements By Certain Directors Could Jeopardize Retention of Key Executives.” In it, the Concerned Directors explained that they were issuing their statement “in an attempt to dissuade” the Culpable Directors “from proposing or approving actions that the Concerned Directors believe would be harmful to the Company and a number of constituent groups, which might destroy shareholder value.” “Most critical[]” of these proposed transactions were revisions “to certain employment contracts that would provide significantly augmented severance payments to, and risk retention of, key executives should [] Hill be voted off the Company’s Board at the upcoming Annual Meeting or cease to serve as CEO.”

Alarmingly, the Concerned Directors warned: “in manipulation of proper governance processes, certain of these actions already have been approved by directors of the Company’s primary subsidiary. The Concerned Directors do not believe that the majority of the subsidiary’s directors are fully independent. In other instances, transactions have been approved by Board committees in order to sidestep or deliberately avoid a review by the full Board.” The Concerned Directors also specifically recognized the critical harm to the Company from the Culpable Directors’ actions.

In particular, the Press Release explains:

The Concerned Directors understand that proposed amendments to executive compensation agreements might revise the definition of “Change of Control” to include the circumstance where “Vernon Hill ceases to be either the Chairman of the Board of Directors of the Company, or ceases to serve as the Chief Executive Officer of the Bank.”

The Concerned Directors strongly disagree with such amendments, which they believe would:

•

Trigger costly change of control severance payments to key executives, including the Chief Financial Officer, Chief Credit Officer, the President and Chief Operating Officer, and the Chief Risk Management Officer; and

•	Put retention of virtually the entire senior management team at risk.

These issues are especially significant given the Company is embattled with dissident shareholders who have nominated individuals for election to the Board at the Annual Meeting to replace Mr. Hill as well as Theodore Flocco and Barry Spevak, who comprise the majority of a three-member Compensation Committee, which would need to approve any executive compensation arrangement amendments.

The Concerned Directors believe any amendments to executive compensation agreements that would provide severance should Mr. Hill not win reelection to the Board are both punitive and potentially damaging to the Company and the Board. Such amendments must be tabled immediately to avoid Board entrenchment and a breach of fiduciary duties.

Adopting the aforementioned proposals could constitute serious legal violations, given that any thinly-veiled attempt to provide a management slate of nominees with an advantage and to undermine a dissident’s election and proxy efforts is inequitable and impermissible under Pennsylvania law. Significantly, adoption of these proposals would likely impose direct costs on all shareholders, some of them potentially irrevocable, by way of blatant self-dealing for personal benefit.

As the Concerned Directors recognized, the Culpable Directors’ attempts to revise employment agreements to entrench Hill and two of the other Culpable Directors, in addition to harming shareholders directly by impinging on their voting rights, constitute serious breaches of fiduciary duties owed to the Company, self-dealing and waste of corporate assets. There is no legitimate business justification for these self-serving actions which threaten significant harm to the Company from costly severance payments to key executives and the potential loss of the entire senior management team.

The Press Release also identified other improper transactions the Concerned Directors identified as harmful to the Company which were being pursued by the Culpable Directors and potentially other Culpable Parties, through the Company’s subsidiary, Republic Bank, or Board committees, including:

•	Extension of a related party agreement providing a retainer for a company owned by Chairman and Chief Executive Officer Vernon Hill’s wife for architecture, interior design and related services; [and]

•	Agreements obligating the incurrence of expenses related to the opening of new branches and the renovation of existing branches . . .

These actions also constitute breaches of fiduciary duties, self-dealing and waste by the Culpable Directors and unjust enrichment of Hill that are continuing to this day and will cause significant harm to the Company. They warrant immediate action by an SLC against all Culpable Parties.

C.	Other Potential Misconduct by the Culpable Directors

In addition to the most recent improper conduct by the Culpable Directors highlighted in the Press Release, an SLC should investigate and determine whether the Culpable Directors or other Culpable Parties have engaged in other improper conduct in breach of their fiduciary duties to the Company, including the failure of Culpable Parties to address and correct earlier misconduct that continues to harm the Company.

Indeed, the self-dealing identified in the Press Release is far from the first time the Culpable Parties have allowed the Company to engage in related party transactions that unjustly enrich Hill, his family and friends, and themselves to the detriment of Republic First. Since Hill’s involvement with the Company in 2008, Republic First’s SEC filings show that the Company has funneled over $5.3 million to Hill’s wife’s business, InterArch. The Company has also paid director Tierney’s company approximately $880,000 for purported communications services. There is no legitimate business reason for engaging in such blatant self-dealing and related party transactions, particularly where, as history has shown, it invites enhanced regulatory scrutiny and likely intervention by bank regulators. Where the Company could obtain the same services from unrelated third parties, there is simply no reasonable justification for endangering the Company’s relationship with its regulators to enrich corporate insiders.

Furthermore, based on Hill’s past history, an SLC should investigate whether Culpable Parties, including the Culpable Directors, have authorized or may now be considering or authorizing other related party transactions that have not been fully disclosed and approved by independent board members. For instance, over the last several decades, Hill has been actively engaged in innumerable business and other partnership arrangements with John P. Silvestri and affiliated companies and individuals. Hill’s relationship with Mr. Silvestri continues to this day as Hill identifies his address in official Company and SEC regulatory filings as the same address as Mr. Silvestri and his organization. It is also well documented that Hill, Mr. Silvestri and their related organizations and entities over the years have profited in the tens of millions of dollars through both reported and unreported related-party transactions with other banks in which Hill was involved. Those transactions related to, among other things, real estate commissions on land sales and leasing, title agency fees and commissions, lease transactions and similar matters. Notably, many of those related-party transactions were not disclosed and, in fact, only reported after regulatory officials and others made inquiries. The Concerned Directors’ reference to “[a]greements obligating the incurrence of expenses related to the opening of new branches and the renovation of existing branches” in the Press Release reinforces the concern that the Culpable Directors and other Culpable Parties may well be authorizing or engaging in similar undisclosed self-dealing and related party transactions at Republic First.

An SLC should investigate whether any Culpable Parties have authorized (or if Hill or any other Culpable Parties have engaged in, with or without Board approval) any undisclosed related-party transactions, including with entities or individuals with any connection to any of the Culpable Directors, their siblings, spouses, children, other relatives (whether by blood, marriage or otherwise), friends or business associates (including Mr. Silvestri). Potential transactions could include loans or extensions of credit on non-standard terms, any contracts for services, leases, appraisal work, construction, design or development services, real estate commissions on land sales and leasing, title agency fees and commissions, or the payment of any compensation, fees, commissions or remuneration of any kind, to Hill, Flocco, Tierney or Spevak or any of their family members, friends or business associates, including InterArch, Site Development, InterState Commercial Real Estate, Tierney Communications, Brian Communications, Real Time Media, Glassboro Properties LLC, or SDI Commercial Real Estate LLC.

Again, the disclosed (and particularly any undisclosed) self-dealing and related party transactions have caused and will continue to cause financial harm to the Company in the form of actual payments, as well as substantial reputational injuries and other irreparable harms, including increased regulatory scrutiny, potential regulatory action and potential non-disclosure claims. Any failure to investigate fully and independently these matters and rectify prior self-dealing or conflicted transactions will constitute yet further breaches of fiduciary duty owed to the Company.

II.	Demand Pursuant to Pennsylvania Law

Based on the above information, Demanding Shareholders contend that the Culpable Parties have breached and are continuing to breach their fiduciary duties to the Company by engaging in self-dealing transactions and committing corporate waste for the purpose of entrenching Hill and the other Culpable Directors and enriching insiders at the expense of the Company. As a result of the breaches of fiduciary duty, the Company has sustained and will continue to sustain significant damages.

Accordingly, pursuant to Pennsylvania law, Demanding Shareholders hereby demand that the Board: (i) undertake (or cause to be undertaken) an independent investigation into the Culpable Parties’ breaches of fiduciary duty, self-dealing, unjust enrichment and waste and any other violations of Pennsylvania and/or federal law; and (ii) if appropriate, commence a civil action against all of the Culpable Parties to recover for the benefit of the Company the damages sustained by the Company as a result of the breaches of fiduciary duty addressed herein.

Pursuant to Pennsylvania law, if within a reasonable time after receipt of this letter, the Company has not commenced an action as demanded herein, Demanding Shareholders will be entitled to commence a shareholder’s derivative action on behalf of the Company seeking appropriate relief.

Sincerely,

/s/ George E. Norcross, III
George E. Norcross, III

/s/ Gregory B. Braca
Gregory B. Braca

/s/ Philip A. Norcross
Philip A. Norcross

cc:	Adrian R. King, Jr.

M. Norman Goldberger

Mitchell S. Eitel

Brian T. Frawley

Encl.

EXHIBIT A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13D

(Rule 13d-101)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(a) and Amendments Thereto Filed Pursuant to § 240.13d-2(a)

Under the Securities Exchange Act of 1934

(Amendment No.)*

Republic First Bancorp, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

760416107

(CUSIP Number)

George E. Norcross, III

350 Royal Palm Way, Suite 500

Palm Beach, Florida 33480

(561) 500-4600

With a Copy to:

H. Rodgin Cohen

Mitchell S. Eitel

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

212-558-4000

(Name, address and telephone number of person authorized to receive notices and communications)

January 20, 2022

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 760416107	SCHEDULE 13D	Page 2 of 18

1.	Names of Reporting Persons George E. Norcross, III
2.	Check the Appropriate Box If a Member of a Group (See Instructions) a. ☒ b. ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) PF
5.	Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 471,342
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 471,342
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 471,342(1)
12.	Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented By Amount in Row (11) 0.8%(2)
14.	Type of Reporting Person (See Instructions) IN

(1)

The Reporting Person is reporting on this Schedule 13D as a member of a “group” with the other Reporting Persons. The group beneficially owns 3,910,921 shares of Common Stock owned by all of the Reporting Persons in the aggregate, representing approximately 6.6% of the outstanding shares of Common Stock. See Item 5.

(2)

For purposes of calculating beneficial ownership percentages in this statement on Schedule 13D, the total number of shares of Common Stock outstanding as of November 5, 2021 is 59,454,998, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the SEC on November 8, 2021.

CUSIP No. 760416107	SCHEDULE 13D	Page 3 of 18

1.	Names of Reporting Persons Avery Conner Capital Trust
2.	Check the Appropriate Box If a Member of a Group (See Instructions) a. ☒ b. ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF, WC
5.	Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Florida

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,116,185(3)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,116,185(3)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,116,185(1)
12.	Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented By Amount in Row (11) 5.2%(2)
14.	Type of Reporting Person (See Instructions) OO

(3)

3,116,185 shares of Common Stock held by the Avery Conner Capital Trust, of which Philip A. Norcross, Susan D. Hudson, Geoffrey B. Hudson and Rose M. Guida serve as Trustees and may be deemed to have shared beneficial ownership as Trustees.

CUSIP No. 760416107	SCHEDULE 13D	Page 4 of 18

1.	Names of Reporting Persons Philip A. Norcross
2.	Check the Appropriate Box If a Member of a Group (See Instructions) a. ☒ b. ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) PF, OO See Item 3
5.	Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 250,000
	8.	Shared Voting Power 3,116,185(3)
	9.	Sole Dispositive Power 250,000
	10.	Shared Dispositive Power 3,116,185(3)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,366,185(1), (3)
12.	Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented By Amount in Row (11) 5.7%(2)
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 760416107	SCHEDULE 13D	Page 5 of 18

1.	Names of Reporting Persons. Susan D. Hudson, in her capacity as a Trustee
2.	Check the Appropriate Box If a Member of a Group (See Instructions) a. ☒ b. ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO See Item 3
5.	Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,116,185(3)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,116,185(3)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,116,185(1), (3)
12.	Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented By Amount in Row (11) 5.2%(2)
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 760416107	SCHEDULE 13D	Page 6 of 18

1.	Names of Reporting Persons Geoffrey B. Hudson, in his capacity as a Trustee
2.	Check the Appropriate Box If a Member of a Group (See Instructions) a. ☒ b. ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO See Item 3
5.	Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,116,185(3)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,116,185(3)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,116,185(1), (3)
12.	Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented By Amount in Row (11) 5.2%(2)
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 760416107	SCHEDULE 13D	Page 7 of 18

1.	Names of Reporting Persons Rose M. Guida, in her capacity as a Trustee
2.	Check the Appropriate Box If a Member of a Group (See Instructions) a. ☒ b. ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO See Item 3
5.	Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,116,185(3)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,116,185(3)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,116,185(1), (3)
12.	Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented By Amount in Row (11) 5.2%(2)
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 760416107	SCHEDULE 13D	Page 8 of 18

1.	Names of Reporting Persons Gregory B. Braca
2.	Check the Appropriate Box If a Member of a Group (See Instructions) a. ☒ b. ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) PF
5.	Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 73,394
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 73,394
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 73,394(1)
12.	Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented By Amount in Row (11) 0.1%(2)
14.	Type of Reporting Person (See Instructions) IN

CUSIP No. 760416107	SCHEDULE 13D	Page 9 of 18

Item 1.	Security and Issuer.

The class of equity securities to which this statement on Schedule 13D (this “Statement”) relates is the common stock, par value $0.01 per share (the “Common Stock”), of Republic First Bancorp, Inc., a one-bank holding company organized and incorporated under the laws of the Commonwealth of Pennsylvania (the “Issuer”). The principal executive office of the Issuer is located at 50 South 16th Street, Philadelphia, Pennsylvania 19102.

Item 2.	Identity and Background.

(a) This Statement is being filed jointly on behalf of and by each of the following persons (each, a “Reporting Person” and, collectively, the “Reporting Persons”): (i) George E. Norcross, III; (ii) Avery Conner Capital Trust, a trust organized under the laws of the State of Florida (the “Avery Conner Capital Trust”); (iii) Philip A. Norcross; (iv) Susan D. Hudson (in her capacity as trustee of the Avery Conner Capital Trust); (v) Geoffrey B. Hudson (in his capacity as trustee of the Avery Conner Capital Trust); (vi) Rose M. Guida (in her capacity as trustee of the Avery Conner Capital Trust); and (vii) Gregory B. Braca. The filing of this Statement shall not be deemed an admission that any Reporting Person is the beneficial owner of the securities reported herein for purposes of Section 13 of the Securities Act of 1934, as amended, or otherwise.

(b)(i) The business address of George E. Norcross, III is 350 Royal Palm Way, Suite 500, Palm Beach, Florida 33480.

(ii) The address of the principal business office of the Avery Conner Capital Trust is 350 Royal Palm Way, Suite 500, Palm Beach, Florida 33480.

(iii) The business address of Philip A. Norcross is 350 Royal Palm Way, Suite 500, Palm Beach, Florida 33480.

(iv) The business address of Susan D. Hudson is 350 Royal Palm Way, Suite 500, Palm Beach, Florida 33480.

(v) The business address of Geoffrey B. Hudson is 350 Royal Palm Way, Suite 500, Palm Beach, Florida 33480.

(vi) The business address of Rose M. Guida is 350 Royal Palm Way, Suite 500, Palm Beach, Florida 33480.

(vii) The business address of Gregory B. Braca is 350 Royal Palm Way, Suite 500, Palm Beach, Florida 33480.

(c)(i) George E. Norcross, III is the Executive Chairman of Conner Strong & Buckelew Companies, LLC, an insurance, risk management and employee benefits brokerage and consulting firm, with a business address at 350 Royal Palm Way, Suite 500, Palm Beach, Florida 33480.

(ii) The principal business of the Avery Conner Capital Trust is to provide for the security and wellbeing of grantor George E. Norcross, III’s descendants. Philip A. Norcross, Susan D. Hudson, Geoffrey B. Hudson and Rose M. Guida are the trustees of the Avery Conner Capital Trust (each, a “Trustee” and, collectively, the “Trustees”). The Trustees have the power to invest and dispose of trust property.

CUSIP No. 760416107	SCHEDULE 13D	Page 10 of 18

(iii) Philip A. Norcross is the Managing Shareholder and Chief Executive Officer of Parker McCay P.A., a law firm, with a business address at 2 Cooper Street, Suite 1901, Camden, New Jersey 08102.

(iv) Susan D. Hudson is the Manager of General American Asset Management, LLC, an investment management company, and a Trustee of the Avery Conner Capital Trust, each with a principal business address at 350 Royal Palm Way, Suite 500, Palm Beach, Florida 33480.

(v) Geoffrey B. Hudson is a Trustee of the Avery Conner Capital Trust, with a principal business address at 350 Royal Palm Way, Suite 500, Palm Beach, Florida 33480.

(vi) Rose M. Guida is a Trustee of the Avery Conner Capital Trust, with a principal business address at 350 Royal Palm Way, Suite 500, Palm Beach, Florida 33480.

(vii) Gregory B. Braca is the President and Chief Executive Officer of General American Capital, LLC, an investment holding company with a principal business address at 350 Royal Palm Way, Suite 500, Palm Beach, Florida 33480.

(d)-(e) During the last five years, none of the Reporting Persons nor any control persons of a Reporting Person has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)(i), (iii), (iv), (v), (vi), (vii) Each of George E. Norcross, III, Philip A. Norcross, Susan D. Hudson, Geoffrey B. Hudson, Rose M. Guida and Gregory B. Braca is a citizen of the United States.

Item 3.	Source and Amount of Funds or Other Consideration.

General American Capital, LLC (the “Initial Acquiror”) is a wholly-owned subsidiary of a trust administered and disposed of by the Trustees under the same terms of indenture and for the benefit of the same beneficiaries as those of the Avery Connor Capital Trust. From December 1, 2021 until December 17, 2021, as set forth in Schedule A, the Initial Acquiror acquired 2,950,000 shares of Common Stock (the “Initial Shares”) through a broker on the open market for a total of approximately $10,730,765.82. The source of funds for such purchases was funds of the Initial Acquiror.

On January 26, 2022, the Initial Shares were transferred from the Initial Acquiror to the Avery Conner Capital Trust for no additional consideration, following which the Initial Acquiror ceased to hold any shares of Common Stock. On January 27, 2022, as set forth in Schedule A, the Avery Conner Capital Trust acquired 166,185 shares of Common Stock through a broker on the open market for a total of approximately $726,412.40. The source of funds for such purchase was trust funds.

From January 20, 2022 until January 28, 2022, as set forth in Schedule A, George E. Norcross, III, acting through an individual retirement account for his benefit, acquired 471,342 shares of Common Stock through a broker on the open market for a total of approximately $1,936,055.497. The source of funds for such purchases was funds held in such account.

From November 16, 2021 until January 26, 2022, as set forth in Schedule A, Philip A. Norcross acquired 250,000 shares of Common Stock through a broker on the open market for a total of approximately $1,010,097.289. The source of funds for such purchases was personal funds.

CUSIP No. 760416107	SCHEDULE 13D	Page 11 of 18

On January 26, 2022, as set forth in Schedule A, Gregory B. Braca acquired 73,394 shares of Common Stock through a broker on the open market for a total of approximately $318,433.851. The source of funds for such purchase was personal funds.

Item 4.	Purpose of the Transaction.

The Reporting Persons acquired the shares of Common Stock reported herein and formed a group (the “Group”) to explore the possibility of engaging in discussions with the board of directors of the Issuer (the “Board”) regarding, among other things, the Group’s desire to build a substantial, long-term equity investment in the Issuer. In furtherance thereof, on January 31, 2022, the Group delivered a letter to the Board, the text of which is set forth below:

Dear Directors:

We are the largest non-institutional, non-insider shareholders of Republic First Bancorp, Inc. (the “Company” or “Republic”). Given recent events and market conditions, we are writing to request that you consider adopting the initiatives that we describe below in an effort to unleash the powerful potential of the Republic franchise for the benefit of its shareholders, employees, customers, and communities.

We currently own 6.6% of the outstanding common shares of the Company, and intend to acquire additional shares. We have filed a Schedule 13D with the Securities and Exchange Commission disclosing our current ownership. We have explored our options for making a substantial, long-term equity investment, and we welcome discussions with the Board as we decide how best to build that investment, whether through open market purchases or some other approach. We do not need to obtain financing to acquire shares. We also are prepared to make any required regulatory filings for an increased share ownership position, if and when necessary.

We believe that the underlying value of the Company is substantially greater than that reflected by the Company’s current trading price. We would like the opportunity to consult with the Board towards the development of the best approaches for the Board to deliver on its underlying value to shareholders as soon as possible.

We know that you and we are disappointed in the Company’s market performance. Unfortunately, however, the facts are indisputable. For some time now, the Company’s stock has historically traded at the lowest ratio of price to tangible book value of all banks with $1.0 billion or more in assets, and this reflects both performance to date and the market’s negative view of future prospects. We are of the opinion that the Company’s depressed stock performance over several years is directly attributable to weak operating results, including return on assets and return on capital of less than half that of its peers and efficiency ratios and cost of funds for its deposits running higher than industry norms. Collectively, these results over the last several years have been so poor as to suggest an immediate reevaluation of strategy.

We also believe that, with the ability to provide input to the Board, we can begin to help the Company unlock value immediately through the Company making specific changes in its leadership. The severe lag in total return to shareholders over a prolonged period demonstrates the need for this. We believe that Mr. Gregory Braca, the former President and CEO of TD Bank and current President and CEO of General American Capital, LLC, would be an outstanding candidate to be hired as CEO of the Company, of course, subject to the Company and Mr. Braca agreeing on terms for his appointment. Mr. Braca is widely recognized for his leadership at one of the 10 largest U.S. banks and has been a leader in the industry for over 35 years. We would also suggest that shareholders would well receive any action the Board might undertake to add additional independent directors and create a more diverse and independent Board. This letter is not a nomination or notice of such a nomination under the Company’s by-laws.

CUSIP No. 760416107	SCHEDULE 13D	Page 12 of 18

Given the sub-par performance of the organization over the last several years as described above, we wish to be given the opportunity to work with the Board as it reexamines elements of the Company’s business strategy. Some of the initiatives we believe the Board should consider include the following: (1) expanding the Company’s commercial business throughout the metropolitan New York and Philadelphia areas, (2) increasing the Company’s investment in its digital and financial technology capabilities, (3) identifying steps that could be taken to rein in expenses (currently running well above industry norms) to drive positive operating leverage, while not adversely affecting service to the Company’s customers and communities or its culture as an organization, (4) ensuring that future deposit growth is accretive to earnings, and (5) making sure the Company has in place the talent and resources needed to drive the Board’s strategy.

Finally, as another critical element of any plan to enable the Company to reach its full potential, we think the Company should develop a new community investment plan that would make it a leader in major-minority and low and moderate-income communities. Again, in partnership with the Board, we believe we could help the Company to develop and implement a reimagined strategy, in light of the vast experience of Mr. Braca as a community banker and Mr. George Norcross as a community leader and philanthropist.

It is our strongly held view that a cooperative dialogue between the Board and us would maximize value for the Company’s shareholders. To that end, we are prepared to meet with the Board, or representatives of the Board, at your earliest opportunity or, if you have any questions of a legal nature, we would also be pleased to put you in touch with our counsel, H. Rodgin Cohen or Mitch Eitel, at Sullivan & Cromwell LLP.

We believe that such a collaborative arrangement could help the Company avoid the disruption and expense of, and value destructive possibilities inherent in, situations such as the recently initiated proxy contest, which includes the current CEO and Chairman.

Sincerely,

George E. Norcross, III

Gregory Braca

Philip A. Norcross

The Reporting Persons cannot predict the Issuer’s response to the letter, and there can be no assurances as to what further actions will be taken by the Reporting Persons or whether and when the Reporting Persons may develop any specific proposals to make to the Issuer and how such actions will be taken or proposals made. Each Reporting Person reserves the right to take actions other than as described in the letter.

Item 5.	Interest in Securities of the Issuer.

(a) The Reporting Persons may be deemed to beneficially own 3,910,921 shares of Common Stock or approximately 6.6% of the outstanding shares of Common Stock, which percentage was calculated based upon the 59,454,998 shares of Common Stock outstanding as of November 5, 2021 as reported in the Issuer’s Form 10-Q for the quarter ended September 30, 2021. Specifically, each Reporting Person beneficially owns such number of shares of Common Stock and such percentage of the outstanding Common Stock as reflected on Items 11 and 13 of the applicable cover page to this Statement.

CUSIP No. 760416107	SCHEDULE 13D	Page 13 of 18

(b) Each Reporting Person has the sole or shared power to vote or direct the vote and sole or shared power to dispose or to direct the disposition the number of shares of Common Stock reflected on Items 7-10 of the applicable cover page to this Statement.

(c) Except as set forth on Schedule A attached hereto, none of the Reporting Persons has engaged in transactions in shares of Common Stock (or securities convertible into, exercisable for or exchangeable for Common Stock) during the past 60 days.

(d) Except as otherwise reported herein, no person other than a Reporting Person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock.

(e) Not applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

The Reporting Persons have entered into a joint filing agreement, dated as of January 31, 2022, a copy of which is attached hereto as Exhibit 7(a).

Other than as listed above, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons named in Item 2 and any other person with respect to any securities of the Issuer, including, but not limited to, transfer or voting of any of the shares of Common Stock, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies, including any securities pledged or otherwise subject to a contingency the occurrence of which would give another person voting power or investment power over such securities other than standard default and similar provisions contained in loan agreements.

Item 7.	Material to be Filed as Exhibits.

Exhibit Number	Description

7(a)	Joint Filing Agreement, dated January 31, 2022, by and among George E. Norcross, III, the Avery Conner Capital Trust, Philip A. Norcross, Susan D. Hudson, Geoffrey B. Hudson, Rose M. Guida and Gregory B. Braca.

CUSIP No. 760416107	SCHEDULE 13D	Page 14 of 18

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 31, 2022

George E. Norcross, III

By:	/s/ George E. Norcross, III

Avery Conner Capital Trust

By:	/s/ Philip A. Norcross
Name:	Philip A. Norcross
Title:	Trustee

Philip A. Norcross

By:	/s/ Philip A. Norcross

Susan D. Hudson

By:	/s/ Susan D. Hudson

Geoffrey B. Hudson

By:	/s/ Geoffrey B. Hudson

Rose M. Guida

By:	/s/ Rose M. Guida

Gregory B. Braca

By:	/s/ Gregory B. Braca

CUSIP No. 760416107	SCHEDULE 13D	Page 15 of 18

SCHEDULE A

Transactions in the Common Stock of the Issuer During the Last 60 Days

The following table sets forth all the transactions in the Common Stock of the Issuer effected during the past sixty days by the Reporting Persons. Except as otherwise noted, all such transactions were effected in the open market through brokers.

George E. Norcross, III

Trade Date	Shares Acquired (Disposed)	Price Per Share ($)
1/20/2022(1)	56,160	3.780
1/21/2022(1)	127,022	3.818
1/24/2022(1)	25,427	3.997
1/25/2022(1)	79,286	4.159
1/28/2022(1)	150,000	4.400
1/28/2022(1)	33,447	4.409

Philip A. Norcross

Trade Date	Shares Acquired (Disposed)	Price Per Share ($)
11/16/2021	10,000	3.489
12/1/2021(2)	28,128	3.351
12/2/2021(2)	100,000	3.409
12/3/2021(2)	25,735	3.415
12/6/2021(2)	9,439	3.460
12/7/2021(2)	1,000,000	3.670
12/7/2021(2)	15,555	3.460
12/7/2021(2)	1,000,000	3.649
12/8/2021(2)	22,307	3.444
12/9/2021(2)	4,032	3.459
12/10/2021(2)	924	3.510
12/13/2021(2)	12,534	3.525
12/14/2021(2)	680,000	3.650
12/16/2021(2)	37,045	3.560
12/17/2021(2)	14,301	3.532
1/24/2022	207,353	4.020
1/26/2022(2)	(2,950,000)	(3)
1/26/2022(4)	2,950,000	(3)
1/26/2022	32,647	4.339
1/27/2022(4)	150,000	4.378
1/27/2022(4)	16,185	4.306

Avery Conner Capital Trust

Trade Date	Shares Acquired (Disposed)	Price Per Share ($)
1/26/2022	2,950,000	(3)
1/27/2022	150,000	4.378
1/27/2022	16,185	4.306

CUSIP No. 760416107	SCHEDULE 13D	Page 16 of 18

Susan D. Hudson

Trade Date	Shares Acquired (Disposed)	Price Per Share ($)
12/1/2021(2)	28,128	3.351
12/2/2021(2)	100,000	3.409
12/3/2021(2)	25,735	3.415
12/6/2021(2)	9,439	3.460
12/7/2021(2)	1,000,000	3.670
12/7/2021(2)	15,555	3.460
12/7/2021(2)	1,000,000	3.649
12/8/2021	(18,000)	3.479
12/8/2021(2)	22,307	3.444
12/9/2021(2)	4,032	3.459
12/10/2021(2)	924	3.510
12/13/2021(2)	12,534	3.525
12/14/2021(2)	680,000	3.650
12/16/2021(2)	37,045	3.560
12/17/2021(2)	14,301	3.532
1/26/2022(2)	(2,950,000)	(3)
1/26/2022(4)	2,950,000	(3)
1/27/2022(4)	150,000	4.378
1/27/2022(4)	16,185	4.306

Geoffrey B. Hudson

Trade Date	Shares Acquired (Disposed)	Price Per Share ($)
12/1/2021(2)	28,128	3.351
12/2/2021(2)	100,000	3.409
12/3/2021(2)	25,735	3.415
12/6/2021(2)	9,439	3.460
12/7/2021(2)	1,000,000	3.670
12/7/2021(2)	15,555	3.460
12/7/2021(2)	1,000,000	3.649
12/8/2021(2)	22,307	3.444
12/9/2021(2)	4,032	3.459
12/10/2021(2)	924	3.510
12/13/2021(2)	12,534	3.525
12/14/2021(2)	680,000	3.650
12/16/2021(2)	37,045	3.560
12/17/2021(2)	14,301	3.532
1/26/2022(2)	(2,950,000)	(3)
1/26/2022(4)	2,950,000	(3)
1/27/2022(4)	150,000	4.378
1/27/2022(4)	16,185	4.306

Rose M. Guida

Trade Date	Shares Acquired (Disposed)	Price Per Share ($)
12/1/2021(2)	28,128	3.351
12/2/2021(2)	100,000	3.409
12/3/2021(2)	25,735	3.415
12/6/2021(2)	9,439	3.460
12/7/2021(2)	1,000,000	3.670

CUSIP No. 760416107	SCHEDULE 13D	Page 17 of 18

12/7/2021(2)	15,555	3.460
12/7/2021(2)	1,000,000	3.649
12/8/2021(2)	22,307	3.444
12/9/2021(2)	4,032	3.459
12/10/2021(2)	924	3.510
12/13/2021(2)	12,534	3.525
12/14/2021(2)	680,000	3.650
12/16/2021(2)	37,045	3.560
12/17/2021(2)	14,301	3.532
1/26/2022(2)	(2,950,000)	(3)
1/26/2022(4)	2,950,000	(3)
1/27/2022(4)	150,000	4.378
1/27/2022(4)	16,185	4.306

Gregory B. Braca

Trade Date	Shares Acquired (Disposed)	Price Per Share ($)
1/26/2022	73,394	4.339

(1)	Indicates transaction effected through individual retirement account for the benefit of George E. Norcross, III.
(2)	Indicates transaction of the Initial Acquiror, a wholly-owned subsidiary of a trust with respect to which the Trustees have the power to invest and dispose of trust property.
(3)	Indicates that the Initial Shares were transferred to the Avery Conner Capital Trust for no additional consideration.
(4)	Indicates transaction of the Avery Conner Capital Trust (with respect to which the Trustees have the power to invest and dispose of trust property).

CUSIP No. 760416107	SCHEDULE 13D	Page 18 of 18

Exhibit 7(a)

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Date: January 31, 2022

George E. Norcross, III

By:	/s/ George E. Norcross, III

Avery Conner Capital Trust

By:	/s/ Philip A. Norcross
Name:	Philip A. Norcross
Title:	Trustee

Philip A. Norcross

By:	/s/ Philip A. Norcross

Susan D. Hudson

By:	/s/ Susan D. Hudson

Geoffrey B. Hudson

By:	/s/ Geoffrey B. Hudson

Rose M. Guida

By:	/s/ Rose M. Guida

Gregory B. Braca

By:	/s/ Gregory B. Braca